          AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT
          ----------------------------------------------------------


          This Agreement, dated as of March 20, 2000, is made between EMONS TRANSPORTATION GROUP, INC. (formerly known as Emons Holdings, Inc.), a Delaware corporation with offices at 96 South George Street, Suite 400, York, Pennsylvania 17401 (together with any and all present and future affiliates and subsidiaries thereof, the "Company"), and ROBERT GROSSMAN, residing at 1013 Stillwood Circle, Lititz, PA 17543 formerly at 57 Deer Ford Drive, Lancaster, PA 17601 (the "Employee"). All capitalized terms contained in this Agreement not otherwise defined herein have the meanings defined in the Amended and Restated Employment Agreement, dated as of December 31, 1989, and amendments thereto dated as of May 26, 1994, June 17, 1998 and November 19, 1998, between the Company and Employee (the "Amended and Restated Employment Agreement").

                                   RECITALS
                                   --------

          The Company and Employee previously entered into an Employment Agreement, dated as of December 31, 1986 (the "1986 Employment Agreement"), between the Company and Employee, pursuant to which the Company engaged Employee to serve as Chairman of the Board and Chief Executive Officer of the Company and perform services for the Company pursuant to the terms and condition of the 1986 Employment Agreement.

          The Company and Employee amended and restated the 1986 Employment Agreement in the Amended and Restated Employment Agreement, dated as of December 31, 1989 (the "Amended and Restated Employment Agreement"), between the Company and Employee, to read in full as set forth in the Amended and Restated Employment Agreement.

          Subsequently, thereto dated May 26, 1994, June 17, 1998 and November 19, 1998, the Company and Employee amended the Amended and Restated Employment Agreement.

          The Company and Employee desires to further amend the Amended and Restated Employment Agreement in certain respects as provided herein.

              _______________________________________

          In consideration of the promises herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Amended and Restated Employment Agreement as set forth herein:

          1.   Amendment to Section 6(d). Section 6(d), Termination By the
               -------------------------                ------------------
     Company Other Than for Due Cause is hereby amended and restated. The
     --------------------------------
     foregoing notwithstanding, the Company may terminate Employee's employment prior to the expiration of the term of this Agreement for whatever reason it deems appropriate; provided, however, that in the event such termination is not due to Disability as provided in Section 6(b) or based on Due Cause as provided in Section 6(c) Employee shall be entitled to a lump sum payment, payable within thirty (30) days after his termination of employment, of an amount equal to 36 months' base salary at a rate equal to the highest annualized rate in effect, pursuant to Section 3, during the six-month period immediately prior to his termination; provided, however, that, except in the case of termination under section 6(f), if the Board of Directors determines that the payment of such lump sum amount would have a materially adverse effect on the financial condition of the Company, the Company may elect to pay such amount to Employee in 36 equal consecutive monthly installments payable on the first day of
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Amendment to the Amended and Restated Employment Agreement
March 20, 2000
Page 2

     each month commencing within 30 days after such termination. Employee shall be under no obligation to seek subsequent employment and upon obtaining subsequent employment shall be under no obligation to offset any amounts earned from such subsequent employment (whether as an employee, a consultant or otherwise) against the aforesaid salary payment due under this section. The Company shall continue to pay the automobile allowance pursuant to Section 4 and shall continue to carry the life, disability, health, hospitalization, surgical and major medical insurance coverage for Employee for a 36-month period following termination of employment, unless prohibited by the insurer or by law, in which case the Company shall provide the economic equivalent. If coverage is continued, the Company shall give the Employee the right to assume the life, disability, health, hospitalization, surgical and major medical insurance coverage or to reimburse the Company for its continuing payments under such policies, unless prohibited by the insurer or by law. For purposes of this Agreement, "economic equivalent" shall mean the cost of the premiums paid by the Company for the insurance coverage provided to Employee by the Company during the 12 consecutive month period prior to such termination. Any such continuing insurance coverage, or economic equivalent thereof, will be offset by comparable coverage to Employee in connection with subsequent employment, if any. Other rights and benefits of Employee under employee benefit plans and programs of the Company, generally, will be determined in accordance with the terms and provisions of such plans and programs.

          2. Except as herein specifically amended, all terms, covenants and provisions of the Amended and Restated Employment Agreement, and amendments hereto, shall remain in full force and effect and shall be performed by the parties thereto according to its terms and provisions.

          IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment to the Amended and Restated Employment Agreement as of the date first above stated.

                                 EMONS TRANSPORTATION GROUP, INC.



                                 By: /s/ Scott F. Ziegler
                                     ------------------------------------------
                                     Name:   Scott F. Ziegler
                                     Title:  Senior Vice President and CFO,
                                             Controller and Secretary



                                     /s/ Robert Grossman
                                     ------------------------------------------
                                     Robert Grossman